Exhibit T3A.3

New GOL Parent S.A. R.C.S. Luxembourg : B295449 Société anonyme Siège social : 17, Boulevard F.W. Raiffeisen, L-2411 Luxembourg

ARTICLES OF ASSOCIATION of June 6, 2025	No

PART I. CORPORATE FORM AND NAME, REGISTERED OFFICE, CORPORATE PURPOSE AND TERM OF EXISTENCE

Capitalised terms not otherwise defined herein shall have the meaning indicated in Article 22.1.1 and Article 26, as applicable.

Article 1. Corporate form and name

These are the articles of association for a public limited company (société anonyme) (the "Company") incorporated under the name “New GOL Parent S.A.”.

The Company shall be governed by these Articles and the laws of the Grand Duchy of Luxembourg, in particular the Act.

Article 2.  Registered office

The Company's registered office is located in the City of Luxembourg. The Board is authorised to transfer the Company's registered office to another location within the Grand Duchy of Luxembourg and amend this article accordingly.

The Board may resolve to establish branches or other places of business in the Grand Duchy of Luxembourg or abroad.

If the Board finds that extraordinary political, economic or social circumstances have arisen or may arise that interfere or could interfere with the Company's ability to conduct business or hinder communications within its registered office or between that office and persons abroad, the Board may transfer the registered office abroad, until the extraordinary circumstances come to an end. These temporary measures shall not affect the nationality of the Company which, notwithstanding the transfer of its registered office abroad, shall continue to be governed by the laws of the Grand Duchy of Luxembourg.

Article 3.  Corporate purpose

The purpose of the Company is the direct or indirect acquisition and holding of stakes/interests, in any form whatsoever, in Luxembourg and/or foreign undertakings, as well as the administration, development, management and disposal thereof.

This includes, without limitation the investment in and acquisition and disposal of any type of equity or debt instrument, including shares, founders' shares, profit shares, options, warrants and other equity instruments or rights, partnership interests, limited-liability company interests, preferred shares, securities and swaps, as well as the investment in, acquisition or disposal of, grant or issuance of loans, bonds (convertible or not), notes, preferred equity certificates, debentures and other debt instruments, convertible or not, and any combination of the aforementioned, in each case whether freely transferable or not, as well as obligations (including, without limitation, synthetic instruments) in any type of company, entity or other (legal) person. The Company can borrow in any form.

The Company may also use its funds to invest in real estate and other real property rights, intellectual property rights and any other movable or immovable assets in any form or of any kind.

The Company may grant pledges, guarantees, liens, mortgages and any other form of security, as well as any form of indemnity, to Luxembourg or foreign entities, in respect of its own obligations and debts. The Company may also provide assistance in any form (including, without limitation, the extension of advances, loans, monetary deposits and credit as well as the provision of pledges, guarantees, liens, mortgages and any other form of security) to its subsidiaries. On a more occasional basis, the Company may provide the same type of assistance to undertakings that form part of the same group to which the Company belongs or to third parties, provided that doing so is in the Company's interest and, when an authorisation or licence is required, the necessary authorisation or licence is obtained.

In general, the Company may carry out any commercial, industrial or financial transactions and engage in such other activities as it deems necessary, advisable, appropriate, incidental to or not inconsistent with the accomplishment and furtherance of its corporate purpose.

Notwithstanding the foregoing, the Company shall not enter into any transaction that would cause it to be engaged in a regulated activity or one that requires the Company to hold a licence or authorisation which it has not obtained.

Following the date of these Articles, the Company shall procure that its Subsidiaries not implement any modification to the organizational document of such Subsidiaries in a manner which is designed to circumvent the express rights under these Articles, it being understood that nothing in this sentence shall restrict the Company or any of its Subsidiaries from taking any action it is required to take pursuant to the terms of the Articles or applicable law, including the law governing the jurisdiction of incorporation or formation of any such Subsidiary.

Article 4.  Term of existence

The Company is incorporated for an unlimited term of existence.

PART II. SHARE CAPITAL AND SHARES

Article 5.   Share capital, issue premiums and capital contributions

5.1	Share capital

The Company's share capital is set at thirty-four thousand seventeen United States Dollars (USD 34,017.-) and is represented by three million four hundred one thousand seven hundred (3,401,700) shares, with a nominal value of one United States Dollar cent (USD 0.01) each, all of which are subscribed and fully paid-up.

5.2	Issue premiums and capital contributions

5.2.1	Accounts

In addition to the share capital, an account for the issuance of premiums and/or for capital contributions (Compte 115 "Apport en capitaux propres non rémunéré par des titres") may be set up.

The Company may use the amounts held in this account to redeem its shares, set off net losses, make distributions to shareholders, allocate funds to the statutory reserve, make payments in relation to shares and for any other purpose permitted by law.

5.2.2	Distributions and Repayment

The amounts allocated to this account shall not be considered for the purpose of distributions to shareholders, which shall be made pro rata and solely on the basis of issued shareholding. A repayment of the amounts allocated to this account shall solely be made pro rata to the respective holdings of shares which, at the time, have paid such premiums and/or made such capital contributions to the Company.

Resolutions to amend this Article 5.2.2 of these Articles require the Required Approvals.

5.3	Authorized share capital

The authorized share capital of the Company, in addition to the share capital, is set at ten billion United States Dollars (USD 10,000,000,000.-) (excluding the issued share capital), divided into one trillion (1,000,000,000,000) shares with a nominal value of one United States cent (USD 0.01) each.

The Board is authorized to:

1.	suppress or limit the preferential rights of subscription of the existing shareholders; provided that, until the earlier of 6 June 2027 and the resignation or removal of the UCC Director as provided herein, except with respect to (i) shares of the Company issued pursuant to and in accordance with the Plan, (ii) shares of the Company issued in respect of the Exchangeable Take-Back Notes (as defined in the Plan) issued pursuant to the Plan, (iii) shares of the Company issued pursuant to any management equity incentive plan of the Company approved by the Board and (iv) shares of the Company issued in respect of capital contributions and/or principal amount of indebtedness, including any indebtedness exchangeable for or convertible into shares of the Company (for the avoidance of doubt, any shares of the Company issued upon the exchange or conversion of such indebtedness shall also be subject to the power of the Board to supress or limit any preferential rights of subscription by existing shareholders), up to five hundred million United States Dollars (USD 500,000,000) pursuant to an investment (A) by a Strategic Investor or (B) at a value where the pre-money value of such new equity is set at a value not less than the Specified Value or Adjusted Specified Value, as applicable (in addition to and not in limitation of the matters set forth in clauses (i), (ii) and (iii)), the suppression or limitation of the preferential rights of subscription of the existing shareholders shall require the approval of the UCC Director;

2.	issue shares at no cost to employees of the Company (or employees its Affiliates), or to certain categories of employees, all in accordance with article 420-26 (6) of the Act. In such case, the Board is authorized to limit or suppress preferential subscription rights of existing shareholders to subscribe for shares to be issued in that context. The Board is further authorized to set the terms and conditions of the allotment of said shares, which may include a definitive allotment period and a minimum holding period for the shares, and is generally authorized to do carry out all the actions listed hereinafter;

3.	determine the number and classes of shares to be issued and the conditions of their issuance;

4.	increase the issued share capital in one or several tranches, with or without share premium, against payment in cash or in kind, by conversion of claims on the Company, any subsidiary or on third parties or any sort of debt instrument or in any other manner;

5.	issue options, convertible bonds, notes, warrants, subscription rights or similar instruments in relation to new shares or instruments within the limits of the authorized capital;

6.	issue shares of the Company in connection with the release of any Reserved Shares in the Disputed Claims Reserve; provided all remaining Reserved Shares in the Disputed Claims Reserve shall be released upon the earlier of (a) sixty (60) days after the Plan Effective Date; provided further that such sixty (60)-day time period shall be extended for an additional thirty (30) days if the Company provides notice to the General Unsecured Claim Observer that the Company believes in good faith that such extension is required or advisable; provided further that the Company shall be entitled to further extend such time period with (1) the prior consent of the General Unsecured Claim Observer or (2) or a court order or (b) the date determined in the good faith judgment of each of the Board and Abra Group Limited that the Disputed Claims Reserve is no longer required or advisable. The value of the Disputed Claims Reserve shall be twenty-eight million one hundred thousand United States Dollars (USD 28,100,000) and the number of Reserved Shares in the Disputed Claims Reserve shall be two billion five hundred sixty-nine million seven hundred seventy-nine thousand one hundred eighty-eight (2,569,779,188) shares; provided that the (I) value of the Disputed Claim Reserve shall be reduced by one United States Dollar for every United States Dollars in cash that holders of Smiles General Unsecured Claims receive (or are entitled to receive) under the Plan after the Plan Effective Date and (II) number of Reserved Shares in the Disputed Claim Reserve shall be reduced by ninety-two (92) shares for every United States Dollars in cash that holders of Smiles General Unsecured Claims receive (or are entitled to receive) under the Plan after the Plan Effective Date. Notwithstanding the foregoing, the holders of the 2024 Senior Exchangeable Notes Claims will be entitled to one hundred thirty-seven million one hundred ninety-four thousand two hundred seventy-seven (137,194,277) of the Reserved Shares in the Disputed Claims Reserve upon the release of the remaining Reserved Shares in the Disputed Claims Reserve. The issuance of shares of the Company in connection with the release of any Reserved Shares from the Disputed Claims Reserve shall also be subject to the power of the Board to supress or limit any preferential rights of subscription by existing shareholders;

7.	to the extent the Reserved Shares in the Disputed Claims Reserve are not sufficient to satisfy the number of shares of the Company that holders of General Unsecured Claims are entitled to receive under the Plan (the “GUC Distribution Amount”), the Board and the Company shall issue additional shares of the Company to satisfy the GUC Distribution Amount and shall issue additional shares to Abra Group Limited and its Affiliates to maintain the Abra Group Limited and its Affiliates / General Unsecured Claim ownership split of the Company as of the Plan Effective Date (assuming the exchange of all of the Exchangeable Take-Back Notes (as defined in the Plan)) and reduce the Exchange Ratio to reflect the additional shares of the Company that holders of General Unsecured Claims are entitled to receive under the Plan and maintain the intended General Unsecured Claim pro forma ownership split of Abra Group Limited upon the occurrence of an Event (as if the Plan Effective Date) in accordance with the Plan; provided that, for the avoidance of doubt, such additional shares of the Company that are issued shall also be subject to the power of the Board to suppress or limit the preferential rights of existing shareholders; and

8.	determine the place and date of the issue or successive issues, the issue price, the terms and conditions of the subscription of and paying up on the new shares and instruments.

In addition, the Board is authorized to issue convertible bonds in the form of bearer or other bonds, under any denomination whatsoever and payable in any currency whatsoever, it being understood that any issue of convertible bonds may only be made within the limits of the authorized share capital. The Board shall determine the nature, price, interest rate, issue, exchange, conversion and/or redemption conditions and any other conditions relating thereto. A register of registered bonds will be kept at the Company's registered office.

This authorization is valid for a period of five (5) years starting on June 6, 2025.

The authorization may be renewed, increased or reduced by a resolution of the Shareholder(s) voting with the quorum and majority rules set for the amendment of the Articles.

The Board may authorize any person to accept on behalf of the Company subscriptions and receive payment for shares or instruments issued under the authorized share capital.

Following each increase of the issued share capital in accordance with this article 6, article 5.1 and 5.3 will be amended so as to reflect the capital increase. Any such amendment will be recorded in a notarial deed upon the instructions of the Board or of any person duly authorized by the Board for this purpose.

Article 6.  Shares

6.1	Form

The Company’s shares are and shall remain in registered form.

6.2	Shareholders' register

A shareholders' register shall be kept at the Company's registered office in accordance with the provisions of Article 430-3 of the Act (the “Lux Register”). Each shareholder shall have the right to consult the register during normal business hours in accordance with the provisions of the Act.

Shareholders shall notify the Company by registered letter of any change of address. The Company shall be entitled to rely on the last notified address.

6.3	Indivisibility of shares and suspension of rights

The Company shall recognise a single owner per share. If a share is held by more than one person, the Company has the right to suspend the rights associated with that share (except for the rights to information provided for by Article 461-6 of the Act) until a single person is designated as being the holder thereof towards the Company.

6.4	Transfers of shares

Shares may only be transferred through The Depository Trust Company’s (“DTC”) clearing system (other than transfers of shares by or to Abra Group Limited, Abra Global Finance or any of their respective Affiliates) and only (i) pursuant to an exemption from the United States Securities Act of 1933 (the “Securities Act”) (an opinion of counsel may be required by the Company prior to such transfer) as long as the transferor of such Company shares is (a) not an “affiliate” of the Company or its subsidiaries as defined in Rule 144(a)(1) under the Securities Act, (b) has not been such an “affiliate” within ninety (90) days of such transfer, and (c) is not an entity that is an “underwriter” as that term is defined in section 1145(b) of the Bankruptcy Code, or (ii) pursuant to an effective registration statement under the Securities Act.

Share transfers (other than transfers of shares through the DTC clearing system) will also require the prior written consent of the Company or Abra Group Limited if any such transfer could cause the Company or Abra Group Limited, respectively, or any of their respective Affiliates to be required to, or could reasonably be expected to create the risk of the Company, Abra Group Limited or any of their respective Affiliates, as applicable, being required in the reasonably near future to, have registration obligations under Section 12(g) of the United Stated Securities and Exchange Act of 1934 (in each case as determined in good faith by the Company or Abra Group Limited, as applicable) (“12(g) Obligations”).

Share transfers (other than transfers of shares through the DTC clearing system) shall be carried out in accordance with the Act, by means of an entry in the Lux Register, dated and signed by the transferor and the transferee or the duly authorised representatives of these parties or of the Company (and/or Abra Group Limited to the extent its consent to such transfer is required).

Resolutions to amend this Article 6.4 of these Articles must be approved (collectively, the “Required Approvals”):

(i) at a general meeting of shareholders at which at least half (½) of the issued and outstanding share capital is present or represented, by a majority of at least two thirds (2/3) of the votes cast in accordance with the provisions of Article 450-3 of the Act,

(ii) until such time as Abra Group Limited and its Affiliates collectively own less than twenty percent (20%) of the issued and outstanding share capital of the Company, by the holders of a majority of the issued and outstanding share capital of the Company held by Abra Group Limited and its Affiliates, and

(iii) until such time as Entities that are not Abra Group Limited or Affiliates of Abra Group Limited own less than five percent (5%) of the issued and outstanding share capital of the Company, by any of (A) the holders of a majority of the share capital represented by the issued and outstanding shares of the Company held by Entities that are not an Affiliate of Abra Group Limited and over which Abra Group Limited and its Affiliates do not otherwise have voting power, (B) a majority of the votes cast by holders of shares held by Entities that are not an Affiliate of Abra Group Limited and over which Abra Group Limited and its Affiliates do not otherwise have voting power at a general meeting of shareholders or (C) the UCC Director.

6.5	Payments on shares

Payments on shares that are not fully paid-up upon subscription must be made at the time and in accordance with the conditions determined from time to time by the Board, in accordance with the Act. Any amounts called up shall be allocated equally amongst all outstanding shares which are not fully paid-up.

Article 7.  Capital increases and reductions, acquisition and share redemptions

7.1	Capital increases and reductions

The Company's share capital may be increased or reduced on one or more occasions pursuant to a resolution of the general meeting of shareholders, provided the quorum and majority required to amend these Articles are met.

New shares to be paid for in cash or through set-off against a due and payable claim shall be offered first to the existing shareholders, in proportion to their shareholdings. The Board shall determine the period within which this preferential subscription right must be exercised, which may not be less than fourteen (14) days.

Notwithstanding the foregoing, the general meeting of shareholders may decide to limit or cancel the abovementioned preferential subscription right or authorise the Board to do so in accordance with the Act. In this case, the quorum and majority required to amend these Articles must be met, treating such decision as if it were an amendment to the Articles under Article 16.5.

7.2	Share acquisitions and share redemptions

The Company may acquire or redeem its own shares in accordance with the provisions of the Act and as otherwise set forth in the Articles. It may hold the shares so acquired or redeemed as treasury shares.

The Board is authorized to cancel the redeemed shares and proceed with the relevant capital decrease, which must be recorded in a notarized instrument within one (1) month thereafter.

The voting rights of own shares are suspended, and these shares are not taken into account to determine the quorum and majority at shareholder meetings. The Board is authorised to suspend the dividend rights attached to own shares. In this case, the Board may freely determine the distributable profits in accordance with Article 430-18 of the Act.

The shares issued in the share capital of the Company are redeemable shares in accordance with article 430-22 of the 1915 Law. The redemption of the shares can only be made by using retained earnings in accordance with article 430-22 4° of the 1915 Law or through a decrease of the Company’s share capital.

PART III. MANAGEMENT AND SUPERVISION

Article 8.  Board and Board Observers

If the Company has only one shareholder, the sole shareholder may appoint a director or a board of directors (the “Director(s)”) composed of at least three (3) and a maximum of nine (9) members (the "Board"), who need not be shareholders. If the Company has more than one shareholder, it must be managed by a Board composed of at least three (3) Directors and a maximum of nine (9) Directors, who need not be shareholders.

The Director(s) shall be appointed by the general meeting of shareholders, which shall determine their number, remuneration and the duration of their (renewable) term of office, which may not exceed two (2) years. Director(s) remain in office until their successors are appointed. Director(s) may be re-elected at the end of their term and be removed without cause from office at any time pursuant to a resolution by the general meeting of shareholders; provided that, until 6 June 2027, the UCC Director may only be removed without cause pursuant to a resolution by the general meeting of shareholders with the prior written consent of holders of a majority of the share capital represented by the issued and outstanding shares of the Company held by Entities that are not an Affiliate of Abra Group Limited and over which Abra Group Limited and its Affiliates do not otherwise have voting power.

If a legal entity is appointed Director, it must designate a natural person to exercise its functions in its name and on its behalf.

In the event of a vacancy on the Board, the remaining members may appoint a Director to temporarily fill the vacancy until the next general meeting of shareholders.

Resolutions to amend the third sentence of the second paragraph of this Article 8 as it relates to the UCC Director require the Required Approvals; provided that clause (iii) of the Required Approvals shall apply until such time as Entities that are not Abra Group Limited or Affiliates of Abra Group Limited do not own any of the issued and outstanding share capital of the Company.

Abra Global Finance or any of its Affiliates and/or permitted transferees shall have the right to designate, by written notice to the Company, one or more non-voting observer(s) (the “Observer(s)”) to attend meetings of the Board. The Observer(s) shall be entitled to receive notice of, attend, and participate in all meetings of the Board in a non-voting capacity. The Observer(s) shall receive all materials and information provided to the Director(s) in connection with such meetings, at the same time as such materials are provided to the Director(s), except for materials or information that the Company reasonably determines to be confidential or that may present a conflict of interest.

The Observer(s) shall be bound by the same confidentiality obligations as the Director(s). The presence or absence of the Observer(s) shall not affect the validity of any meeting of the Board or the quorum or voting requirements thereof. The Observer(s) shall not be deemed a Director and shall have no right to vote on any matter presented to the Board.

Article 9.  Procedure and voting

9.1	Sole Director

If the Company has a sole Director, the Director shall exercise the powers granted by the Act. In this case and to the extent applicable, where the term "sole Director" is not expressly mentioned in these Articles, any reference to the “Board” shall be deemed to refer to the sole Director. The sole Director shall record the decisions taken in minutes.

9.2	Decision-making by the Board

9.2.1	Chairperson and secretary

The Board may appoint a chairperson (the "Chair") from amongst its members but is not obliged to do so. The Chair shall preside over all meetings of the Board. In the Chair's absence or if a Chair has not been appointed, the Board may appoint a Director as pro tempore chair by a majority vote of the Directors present or represented at the meeting.

The Board may also appoint a secretary (the "Secretary") to keep minutes of Board meetings and general meetings of shareholders. If the Secretary is not a Director, he or she shall be bound by the confidentiality provisions laid down in Article 10.2 of these Articles, under the Board's responsibility.

9.2.2	Calling of Board meetings

The Board shall meet at the request of any Director or further to a notice sent by the Chair. Except in cases of urgency or with the prior consent of all those entitled to attend the meeting, written notice of a Board meeting must be given at least two (2) Business Days in advance. The notice shall specify the place, date, time and agenda of the meeting.

This requirement may be waived with the unanimous consent of all Directors be it during the meeting or by other written means.

A separate notice is not required for meetings held at a time and place previously approved by the Board.

9.2.3	Procedural requirements for Board meetings

Board meetings may be held in the Grand Duchy of Luxembourg or at any other location indicated in the notice.

A Director may be represented at a Board meeting by another Director, appointed in writing. A Director may represent more than one Director at a Board meeting, provided there are always at least two (2) Directors physically present at the meeting or attending by conference call, videoconference or similar means of communication.

A Director may participate in Board meeting by conference call, videoconference or similar means of communication enabling several persons to instantly communicate with each other or other means of communication enabling the identification of the participants. Such methods of participation are considered equivalent to physical presence at the meeting, and a meeting held by such means is deemed to take place at the Company's registered office.

A written resolution, signed by all Directors, is valid as if it had been adopted at a duly called Board meeting. Resolutions passed pursuant to this procedure shall be deemed adopted at the Company's registered office. The resolution can be set out either in a single document, signed by all Directors, or in separate identical documents, each signed by a Director.

9.2.4	Quorum and majority

The quorum required for Board meetings shall be the presence or representation of a majority of Directors currently in office and, if there are multiple classes of Directors, the presence or representation of at least one (1) Director from each class.

Resolutions shall be adopted by a majority of votes cast by the Directors present or represented at the meeting. Each Director is entitled to cast one (1) vote. In the event of a tie, the Chair, or when applicable, the pro tempore chair, shall cast the deciding vote.

If the abovementioned quorum and/or majority cannot be met due to the fact that one or more Directors have a conflict of interest with the decision to be taken, the decision shall be referred to the general meeting of shareholders, for approval.

9.2.5	Minutes - copies and extracts

Minutes of Board meetings shall be drawn up and signed by the Chair, if any, or by all Directors present at the meeting.

Copies of and extracts from Board minutes or resolutions shall be certified and signed by the Chair or, when applicable, the pro tempore chair, or by any two (2) Directors.

Article 10.  Powers, duties, liability and indemnification

10.1	Powers of the Board; Reserved Matters

Except with respect to the Reserved Matters, the Board shall have the broadest powers to act on behalf of the Company and to perform or authorise all acts of administration or disposal necessary or useful to accomplish the Company's purpose. The Company shall not take any action (and the Board shall not resolve that the Company take any action) that is a Reserved Matter without the prior written consent of Abra Group Limited (for so long as Abra Group Limited and its Affiliates collectively continue to hold at least twenty percent (20%) of the issued and outstanding share capital of the Company)). All powers not expressly reserved to the general meeting of shareholders under the Articles or the Act can be exercised by the Board.

10.2	Confidentiality

Even after the end of their term of office, the Director(s) shall not disclose information about the Company which could be detrimental to the Company's interests, except when disclosure is required by law or the public interest, in accordance with and subject to the provisions of Article 444-6 of the Act.

10.3	Conflicts of interest

The Directors shall observe the conflicts-of-interest procedure provided for by Article 441-7 of the Act and Article 9.2.4 of these Articles.

For the sake of clarity and insofar as permitted by the Act, no contract or transaction between the Company and another party shall be affected or invalidated based solely on the fact that one or more Directors, managers, partners, members, officers or employees of the Company have a personal interest in the contract or transaction or are duly authorised representatives of that other party. Unless otherwise provided herein, any Director or officer of the Company who serves as a director, manager, partner, member, officer or employee of any company or firm with which the Company contracts or otherwise engages in business shall not automatically be prevented from taking part in the deliberations and voting or acting on any matters with respect to such contract or other business.

Notwithstanding anything to the contrary set forth herein, until such time as Entities that are not Abra Group Limited or Affiliates of Abra Group Limited own less than five percent (5%) of the issued and outstanding share capital of the Company:

(a) each Director shall be entitled to ten (10) days’ prior notice of any material transaction (other than transactions (i) contemplated by these Articles or the Plan, (ii) in the ordinary course of business, (iii) except for (x) Restricted Payments (as defined in the Exit Notes Indenture as of the Plan Effective Date) of the type described in clauses (1) and (2) in the definition thereof and (y) Investments (as defined in the Exit Notes Indenture as of the Plan Effective Date), not prohibited by any affiliate transactions covenant in the agreement governing the Exit Notes (as defined in the Plan) or any refinancing thereof or (iv) constituting (1) the declaration or payment of any dividend or distribution on any shares of the Company that are paid ratably to holders of such shares or (2) the repurchase of any shares of the Company made pursuant to an offer to repurchase such shares made ratably to holders of such shares on identical terms) between Abra Group Limited and its controlled affiliates (other than the Company and its subsidiaries) on the one hand, and the Company or any of its subsidiaries on the other hand, and

(b) until the earlier of 6 June 2027 and the resignation or removal of the UCC Director as provided herein, any material transaction (other than transactions (i) contemplated by these Articles or the Plan, (ii) in the ordinary course of business, (iii) except for (x) Restricted Payments (as defined in the Exit Notes Indenture as of the Plan Effective Date) of the type described in clauses (1) and (2) in the definition thereof and (y) Investments (as defined in the Exit Notes Indenture as of the Plan Effective Date), not prohibited by any affiliate transactions covenant in the agreement governing the Exit Notes (as defined in the Plan) or any refinancing thereof or (iv) constituting (1) the declaration or payment of any dividend or distribution on any shares of the Company that are paid ratably to holders of such shares or (2) the repurchase of any shares of the Company made pursuant to an offer to repurchase such shares made ratably to holders of such shares on identical terms) between Abra Group Limited and its controlled affiliates (other than the Company and its subsidiaries) on the one hand, and the Company or any of its subsidiaries on the other hand shall only be approved by the Board with the written consent of the UCC Director.

Resolutions to amend this Article 10 require the Required Approvals.

10.4	Liability and indemnification

The Directors and Officers of the Company may not, in the performance of their tasks, be held personally liable for any commitment validly made by them in the Company's name. They may only be held liable for the performance of their duties in accordance with the applicable legal provisions.

Insofar as permitted by law, the Company shall indemnify any Director and Officer, including their heirs, executors and administrators for expenses reasonably incurred in connection with any action, lawsuit or proceedings to which the Director or Officer may be made a party by reason of being or having been a Director or Officer of the Company or, at the request of the Company, of any other company of which the Company is a shareholder or creditor and by which the Director or Officer is not entitled to be indemnified, with the exception of actions, lawsuits and proceedings relating to matters for which the Director or Officer is ultimately found liable for gross negligence, misconduct. In the event of a settlement, indemnification shall only be provided if the Company has been advised by its legal counsel that the Director or Officer did not breach its duties. This right to indemnification is without prejudice to any other rights on which the relevant person may be entitled to rely.

Article 11.  Delegation of powers

11.1	Delegation of daily management

The Board may confer its powers to conduct the Company's daily management and affairs and represent the Company in this regard to any member or members of the Board or any other person, who need not be a Director or shareholder of the Company, acting alone or jointly, at the terms so determined by the Board. The Board may freely terminate the delegation of the daily management at any time and without cause. The liability of the person(s) responsible for the daily management shall be determined in accordance with the applicable provisions of the Act. The person(s) responsible for daily management shall comply with the conflicts-of-interest procedure provided for by Article 441-10 of the Act.

When the Company is managed by a Board, the delegation of daily management to a member of the Board entails an obligation for the Board to report annually to the general meeting of shareholders on the salary, fees and other advantages granted to the Director entrusted with the daily management.

11.2	Delegation to a general manager and/or management committee

The Board may confer its management powers to a management committee or a general director, in accordance with and subject to the provisions of Article 441-11 of the Act. In this case, the Board is authorised to determine the conditions for the appointment, removal, remuneration (if any), duration of the term of office and the decision-making process. The Board shall supervise the management committee or general director. Members of the management committee and the general director, as the case may be, shall comply with the conflicts-of-interest procedure provided for by Article 441-12 of the Act as well as with the confidentiality obligations provided for by Article 444-6 of the Act.

11.3	Other delegations of authority

The Board may confer certain powers on and/or entrust specific duties to any member(s) of the Board or any other person(s), who need not be a Director or shareholder of the Company, acting jointly or individually, in accordance with the conditions and powers determined by the Director or, if applicable, the Board.

The Board may also establish one or more committees and determine their composition and purpose. Any such committees shall exercise their authority under the responsibility of the Board.

Article 12.  Representation of the Company

If only one (1) Director has been appointed, the Company shall be liable towards third parties by the signature of that Director as well as by the signature or joint signature of any person(s) to whom the Director has delegated signing authority, within the limits of that authority.

If the Company is managed by a Board, the Company shall be liable towards third parties, without prejudice to the following paragraph, by the joint signature of any two (2) Directors as well as by the signature or joint signature of any person(s) to whom the Board has delegated signing authority, within the limits of that authority.

If the shareholders have appointed classes of Directors, the Company shall be liable towards third parties by the joint signature of one (1) Director of each class as well as by the signature or joint signature of any person(s) to whom the Board, or a Director of each class, have delegated signing authority, within the limits of that authority.

If a managing director or management committee has been appointed, this director or committee shall also be entitled to represent the Company and have signing authority.

If one or more persons have been entrusted with daily management, they shall represent the Company by means of their joint signature for all matters that fall within the scope of daily management.

Article 13.  Audit

The supervision of the Company's operations shall be entrusted to one or more statutory auditor(s) (commissaire(s)) or, to the extent required by the laws of the Grand Duchy of Luxembourg or a shareholder decision, by one or more independent auditor(s) (réviseur(s) d'entreprises).

The statutory auditor(s) or independent auditor(s), as the case may be, are appointed by the general meeting of shareholders, which shall determine their number, remuneration and the duration of their term of office. The statutory auditor(s) shall be appointed for a term not exceeding six (6) years. The statutory auditor(s) or independent auditor(s) may be re-appointed at the end of their term and removed from office pursuant to a shareholders’ resolution at any time, with or without cause, subject to the applicable statutory provisions.

PART IV. GENERAL MEETING OF SHAREHOLDERS

Article 14.  Powers

The general meeting of shareholders shall have the powers reserved to it by the Act and these Articles.

Any regularly constituted general meeting shall represent and bind all shareholders of the Company.

The shareholders shall not participate in or interfere with the Company's management.

Article 15. Annual general meeting

The annual general meeting of shareholders shall be held in accordance with the provisions of Article 450-8 of the Act.

Article 16.  Decision-making procedure

16.1	Calling of meetings

The Board or the auditor(s) may call general meetings. A general meeting must be called if one or more shareholders representing at least ten percent (10%) of the Company's share capital so request in writing, indicating the agenda for the meeting.

General meetings of shareholders, including the annual general meeting, can be held abroad only if so required by unforeseen circumstances or acts of force majeure, as determined by the Board.

General meetings of shareholders are called in accordance with the provisions of Article 450-8 of the Act, except where all shares are in registered form, in which case the shareholders can be called to the meeting at least eight (8) days in advance by registered letter or any other means of communication accepted by the relevant shareholder.

If all shareholders are present or represented at a general meeting and state that they have been informed of the agenda, the general meeting may be held without a prior notice having been sent.

One or more shareholders representing at least ten percent (10%) of the Company's share capital may request in writing that additional items be added to the agenda of a general meeting. Such a request must be sent to the Company's registered office by registered mail at least five (5) days before the scheduled date of the meeting.

16.2	Form of resolutions

If the Company has a sole shareholder, that shareholder shall exercise the powers entrusted by the Act to the general meeting. In this case and to the extent applicable, if the term "sole shareholder" is not expressly mentioned in these Articles, all references to the "shareholders" and the "general meeting" shall be deemed to refer to the sole shareholder. Resolutions taken by the sole shareholder must be set out in writing.

Shareholders can attend general meetings of shareholders by conference call, videoconference or any other means of instant communication enabling their identification in accordance with and subject to the provisions of Article 450-1 of the Act. Such participation shall be deemed equivalent to physical attendance at the general meeting.

Shareholders can vote at a general meeting using voting forms. Voting forms must be submitted to the Company's registered office either in person, with an acknowledgment of receipt, or by registered mail or courier. Any voting form which is not signed by the shareholder (or the latter's authorised representative(s), as applicable) and which does not contain at least the following items of information shall be deemed null and void:

●	the shareholder's name and, for a legal entity, registered office address or, for a natural person, place of residence;

●	the total number of shares held by the shareholder and, if applicable, the number of shares in each class;

●	the place, date and time of the meeting;

●	the agenda for the meeting;

●	the shareholder's vote on each proposed resolution, i.e. abstention, for or against; and

●	the name and title of the shareholder's authorised representative, if applicable.

Voting forms must be received by the Company no later than 18.00 CET on the day immediately preceding the date of the general meeting, provided this is a day on which banks are generally open for business in the Grand Duchy of Luxembourg. Any voting forms received by the Company after this deadline shall not be counted.

The Board may determine other conditions that must be fulfilled in order to take part in a general meeting of shareholders.

16.3	Procedure

The chair of the general meeting, or, in the chair’s absence, any other person appointed by the general meeting of shareholders, shall preside over the general meeting. The chair shall appoint a secretary. The general meeting shall appoint one or more scrutineers. The chair, together with the secretary and the scrutineer(s), shall form the presiding committee of the general meeting.

An attendance list indicating the name of each shareholder, the number of shares held and, if applicable, the name of the shareholders' representatives, shall be drawn up.

16.4	Voting

Each share carries one (1) vote, unless otherwise provided by the Act or these Articles. A shareholder’s voting rights are determined by the number of shares held. To the extent prohibited by section 1123(a)(6) of chapter 11 of title 11 of the United States Code, the Company shall not be permitted to issue any non-voting equity securities.

Shareholders may appoint in writing, by post, fax or email, a proxy holder, who need not be a shareholder, to represent them at a general meeting.

Without prejudice to these Articles and the Act, pursuant to which the rights of shares are or may be suspended, the Board can suspend the voting rights of shareholders that are in default of their obligations under these Articles or the relevant subscription letter or agreement.

Each shareholder may personally undertake or refrain temporarily or permanently from exercising all or some of its voting rights. Any such waiver is binding on the Company as from the time the Company is notified of it.

Voting arrangements may be validly entered into in accordance with and subject to the provisions of Article 450-2 of the Act.

16.5	Quorum and majority

16.5.1	Decisions amending the Articles and change of nationality

Except as otherwise set forth in these Articles, resolutions to amend these Articles or change the Company's nationality and resolutions whose adoption is subject, pursuant to these Articles or the Act, to the quorum and majority required to amend the Articles must be approved by a general meeting of shareholders at which at least half (1/2) of the issued and outstanding share capital is present or represented with a majority of at least two-thirds (2/3) of the votes cast in accordance with the provisions of Article 450-3 of the Act. If this quorum is not met at the first meeting, a second meeting, with the same agenda, may be called, in accordance with the provisions of the Act, for which no quorum shall be required.

Insofar as permitted by law, the shareholders, by adhering to these Articles, waive their right to consult the proposed amendments to the Articles and the draft consolidated Articles provided for by Article 461-6 (6) of the Act.

16.5.2	Circumvention

In addition to the requirements set forth above, resolutions to amend these Articles (including, for the avoidance of doubt, amendments to add new Articles) that (i) are designed to circumvent the express rights under these Articles of the holders of the issued and outstanding shares of the Company held by persons that are not Affiliates of Abra Group Limited and (ii) materially and adversely impact the holders of the issued and outstanding shares of the Company held by persons that are not Affiliates of Abra Group Limited, and have a disproportionately adverse impact on such holders relative to Abra Group Limited and its Affiliates, require the Required Approvals.

16.5.3	Unanimity

The commitments of shareholders may be increased only with the unanimous consent of all shareholders.

16.5.4	Other decisions

All other decisions that require a shareholder vote for which no specific quorum or majority is required by these Articles or the Act must be approved by the general meeting of shareholders by a simple majority of the votes cast, regardless of the number of shares present or represented at the meeting.

16.5.5	Classes of shares

If there are several classes of shares and the shareholders' decision may result in a modification of their respective rights, the decision must, in order to be valid, be approved by each class of shares, with the quorum and majority stipulated in Article 16.5.1 of these Articles.

16.6	Minutes - copies and extracts

Minutes of general meetings of shareholders shall be drawn up and signed by the members of the presiding committee and any shareholders who wish to do so.

Copies of and extracts from the minutes of general meetings of shareholders may be certified by any two (2) Directors.

16.7	Attendance of bondholders

If the Company has issued bonds, the bondholders are not entitled to be called to or attend general meetings of shareholders.

PART V. FINANCIAL YEAR, ALLOCATION OF PROFITS AND REPORTING

Article 17.  Financial year

The Company's financial year starts on the first day of January and ends on the last day of December of each year.

Article 18.  Approval of the annual accounts

At the end of each financial year, the accounts are closed and the Board shall draw up the Company's annual accounts in accordance with the Act and submit them to the auditor(s) for review and to the general meeting of shareholders for approval.

Each shareholder or its representative may inspect the annual accounts at the Company's registered office as provided by the Act.

Article 19.  Allocation of profits

Five percent (5%) of the Company's net annual profits shall be allocated each year to the reserve required by the Act, until this reserve reaches ten percent (10%) of the Company's share capital.

The general meeting of shareholders shall determine how the remaining profits are to be allocated. These profits may, in whole or in part, be used to absorb existing losses, if any, set aside in a reserve, carried forward to the next financial year or distributed to the shareholders.

Article 20.  Interim dividends

The Board is authorised to distribute interim dividends ("acomptes sur dividendes") in accordance with Article 461-3 et seq. of the Act.

Article 21.  Financial Statements and Other Reports

21.1.1	Financial Statements

The Company will (i) make quarterly financial statements publicly available within 90 days after the end of the Company’s first, second and third fiscal quarter, commencing with the fiscal quarter-ended September 30, 2025, and (ii) make annual financial statements publicly available within 120 days after the end of the Company’s financial year, commencing with the year-ended 2025; provided that such financial statements need not be audited, other than in the case of such financial statements for the end of a financial year. Financial statements made available pursuant to this Article 21.1.1 will be made available electronically on a publicly accessible website, which, for the avoidance of doubt, may include a public website of Abra Group Limited or the Company or any of their respective subsidiaries.

21.1.2	Other Reports

The Company will also make publicly available any other material reports and/or material notices that it provides to its lenders pursuant to the Exit Notes (as defined in the Plan) and any refinancing thereof held through the facilities of DTC (on the same terms and conditions set forth in the Exit Notes (as defined in the Plan)) unless such report or notice primarily relates to the Exit Notes (as defined in the Plan) or such refinancing and would not be material to a shareholder of the Company. Reports and/or notices made available pursuant to this Article 21.1.2 will be made available electronically on a publicly accessible website, which, for the avoidance of doubt, may include a public website of Abra Group Limited or the Company or any of their respective subsidiaries.

21.1.3	Termination

The provisions of this Article 21 shall terminate upon the earliest to occur of (i) the date on which Entities that are not Abra Group Limited or Affiliates of Abra Group Limited own less than 5% of the Company’s outstanding shares and (ii) the occurrence of an Event.

21.1.4	Amendments

Resolutions to amend this Article 21 of these Articles require the Required Approvals.

PART VI. MANDATORY REDEMPTION/EXCHANGE & OFFER TO PURCHASE

Article 22.  Mandatory Redemption/Exchange & Offer to Purchase

22.1.1	Definitions

Abra Group Limited: means Abra Group Limited, a private limited company incorporated in England and Wales with registered number 13926427 and whose registered office is at 3rd Floor 1 Ashley Road, Altrincham, Cheshire, United Kingdom, WA14 2DT, together with its successors.

AGL Shares: means the ordinary shares of Abra Group Limited.

Business Combination: means any merger, acquisition, consolidation, amalgamation or similar strategic business combination transaction, other than (i) any Material Joint Venture, (ii) any joint venture, including any arrangement of limited cooperation on specific routes (such as interlining, frequent flyer programs and lounge access, code sharing, and similar arrangements) and any agreement to expand cooperation between parties to develop joint networks, or (iii) any such transaction solely among an Entity and its subsidiaries or Affiliates.

Debtor Relief Laws: means the Bankruptcy Code and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

Eligible Shares: means shares of the Company other than Ineligible Shares.

Event: means a (1) an Insolvency Event, (2) Qualified Listing Event, (3) Qualified Business Combination or (4) a Qualified Material Joint Venture Event.

Exchange Ratio: means 0.00628507, as reduced in accordance with Section 5.3, if applicable.

Fair Market Value: means, with respect to each AGL Share, the value which could be negotiated in an arm’s-length transaction for the sale of the AGL Share, for cash, between a willing seller and a willing and able buyer, neither being under any compulsion to buy or sell, and both having reasonable knowledge of relevant facts, without application of discounts, including for lack of marketability or lack of control, as determined in good faith by a Valuation Firm.

GLA: means GOL Linhas Aéreas S.A.

GLAI: means GOL Linhas Aéreas Inteligentes S.A.

Ineligible Shares: means (1) shares of the Company that are owned or held by (i) the Company or any of its subsidiaries or (ii) Abra Group Limited or any of its Affiliates and (2) shares of the Company issued pursuant to a management equity incentive plan, unless such management incentive plan provides that shares of the Company issued thereunder are Eligible Shares.

Insolvency Event: means the occurrence of any Relevant Party instituting or consenting to the institution of any proceeding under any Debtor Relief Law; or applying for or consenting to the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer for it or for all or any material part of its property; or any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer being appointed without the application or consent of such person and such appointment continuing undischarged or unstayed for 90 (90) calendar days; or any proceeding under any Debtor Relief Law relating to any Relevant Party or to all or any material part of its property being instituted without the consent of such person and continuing undismissed or unstayed for ninety (90) calendar days.

Investment Exchange: means the New York Stock Exchange, the Nasdaq, the London Stock Exchange, Euronext, the National Stock Exchange of India, the Abu Dhabi Securities Exchange, the Stock Exchange of Hong Kong, the B3 S.A – Brazil, Bolsa, Balcão or any other internationally recognized investment exchange.

Material Joint Venture: means a commercial collaboration that is material to each of the participants, as determined in good faith by the Board of Directors of Abra Group Limited; provided that it is expressly understood that arrangements of limited cooperation on specific routes (such as interlining, frequent flyer programs and lounge access, code sharing, and similar arrangements) and agreements to expand cooperation between parties to develop joint networks shall not constitute a Material Joint Venture.

Merger Event: means (a) any recapitalization, reclassification, variation or modification of the AGL Shares (other than a change to nominal value or changes resulting from a subdivision or combination), (b) any consolidation, merger, amalgamation, combination or similar transaction involving Abra Group Limited, (c) any sale, lease or other transfer to a third party of the consolidated assets of Abra Group Limited and the Abra Group Limited’s subsidiaries substantially as an entirety, or (d) any statutory share-for-share exchange of the AGL Shares, including under Part 26 of the UK Companies Act 2006.

Optional Redemption Event: means the consummation of a (1) Qualified Business Combination or (2) a Qualified Material Joint Venture.

Qualified Business Combination: means any Business Combination between Abra Group Limited and Azul S.A, other than (1) a Business Combination that is a Qualified Listing Event or (2) a Business Combination between the Company and/or any of its subsidiaries and Azul S.A. and/or any of its Affiliates.

Qualified Listing Event: means (i) the admission (including by way of direct listing) of all or any of the AGL Shares to trading on any Investment Exchange, (ii) a merger or other business combination transaction by Abra Group Limited with a “special purpose acquisition company” (or similar entity without an operating business incorporated, formed or otherwise organized for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization, contribution, consolidation or similar business combination with one or more businesses or entities) whose equity interests have been admitted to trading on any Investment Exchange as a result of which the shareholders (or other relevant equity securities holders) of Abra Group Limited hold, following completion of the relevant transaction, any of the publicly listed equity interests of the “special purpose acquisition company” (or similar entity or surviving entity in respect of such transaction), or (iii) a Business Combination or other reorganization that results in (1) AGL Shares being admitted for trading on any Investment Exchange or (2) the shareholders (or other relevant equity securities holders) of Abra Group Limited as of immediately prior to the consummation of such Business Combination receiving as consideration for such AGL Shares, publicly listed equity interests of a person whose equity interests have been admitted to trading on any Investment Exchange.

Qualified Material Joint Venture: means any Material Joint Venture between Abra Group Limited and Azul S.A. or any of their respective material Affiliates, other than any joint venture between the Company or any of its subsidiaries and Azul S.A. and any of its Affiliates.

Relevant Fair Market Value: means the Fair Market Value of a number of AGL Shares equal to the Exchange Ratio.

Relevant Party: means each of the Company, GLA and GLAI.

Valuation Firm: means an independent valuation firm selected in good faith by Abra Group Limited, which firm shall be one of Deloitte LLP, Ernst & Young U.S. LLP, Kroll Inc. or PricewaterhouseCoopers International Limited.

22.1.2	Mandatory Exchange Upon Qualified Listing Event

a.	Upon the consummation of a Qualified Listing Event that occurs after the date of these Articles, each Eligible Share of the Company issued and outstanding as of immediately prior to the consummation of such Qualified Listing Event shall be redeemed in consideration for the right to receive a number of newly issued AGL Shares equal to the Exchange Ratio. Upon the consummation of such Qualified Listing Event, all Eligible Shares shall no longer be outstanding and shall be cancelled and retired and shall cease to exist as shares of the Company. Any evidence of the holding of an Eligible Share may thereafter be used to evidence the right to receive the AGL Shares into which such Eligible Shares were so converted, without interest.

b.	The Company or, to the extent the Company is legally prohibited from providing such notice, Abra shall provide written notice of the occurrence of a Qualified Listing Event that occurs after the date of these Articles no later than thirty (30) days following the Company’s receipt of notice from Abra Group Limited of the occurrence of such Qualified Listing Event, which notice shall include instructions with respect to the process to obtain the AGL Shares into which such Eligible Shares were converted pursuant to this Article 22.1.2. Abra Group Limited shall use commercially reasonable efforts to deliver the AGL Shares into which Eligible Shares were converted pursuant to this Article 22.1.2 as promptly as practicable, subject to Article 22.1.5 of these Articles.

c.	The provisions of this Article 22.1.2 shall terminate upon the earliest to occur of (i) the date on which there are no Eligible Shares issued and outstanding and (ii) the occurrence of an Insolvency Event.

22.1.3	Mandatory Exchange or Redemption Upon Insolvency Event

a.	Upon the occurrence of an Insolvency Event that occurs after the date of these Articles, each Eligible Share of the Company issued and outstanding immediately prior to the occurrence of such Insolvency Event shall be redeemed in exchange for the right to receive, in the sole discretion of Abra Group Limited, either (i) a number of newly issued AGL Shares equal to the Exchange Ratio or (ii) cash in an amount equal to the Relevant Fair Market Value, without interest. Upon the occurrence of such Insolvency Event, all Eligible Shares shall no longer be outstanding and shall be cancelled and retired and shall cease to exist as shares of the Company. Any evidence of the holding of an Eligible Share may thereafter be used to evidence the right to receive the AGL Shares or cash, as applicable, into which such Eligible Shares were so converted pursuant to this Article 22.1.3, without interest. Abra Group Limited shall use commercially reasonable efforts to deliver the AGL Shares or cash into which Eligible Shares were redeemed and so issued pursuant to this Article 22.1.3 as promptly as practicable, subject to Article 22.1.5 of these Articles

b.	The Company shall provide written notice of the occurrence of an Insolvency Event that occurs after the date of these Articles no later than thirty (30) days following the occurrence of such Insolvency Event, which notice shall include instructions with respect to the process to obtain the AGL Shares or cash into which such Eligible Shares were converted pursuant to this Article 22.1.3.

c.	The provisions of this Article 22.1.3 shall terminate upon the earliest to occur of (i) the date on which there are no Eligible Shares issued and outstanding and (ii) the consummation of a Qualified Listing Event.

22.1.4	Optional Redemption Event

a.	Upon the occurrence of an Optional Redemption Event that occurs after the date of these Articles, Abra Group Limited shall make an offer to holders of Eligible Shares to redeem the Eligible Shares held by any such holder for an amount in cash, without interest, equal to (1) the Relevant Fair Market Value multiplied by (2) the number of Eligible Shares held by such holder as of immediately prior to the occurrence of such Optional Redemption Event (an “Optional Redemption Offer”); provided that, in lieu of redeeming Eligible Shares for cash pursuant to an Optional Redemption Offer, Abra Group Limited shall be entitled, in its sole discretion, to issue to the holders of Eligible Shares that accepted the Optional Redemption Offer a number of newly issued AGL Shares equal to the Exchange Ratio in exchange for an Eligible Share.

b.	The Company shall provide written notice of the occurrence of an Optional Redemption Event that occurs after the date of these Articles no later than sixty (60) days following the Company’s receipt of notice from Abra Group Limited of the occurrence of such Optional Redemption Event, which notice shall include instructions with respect to the offer of redemption to be made by Abra Group Limited pursuant to this Article 22.1.4.

c.	The provisions of this Article 22.1.4 shall terminate upon the earliest to occur of (i) the date on which there are no Eligible Shares issued and outstanding and (ii) the occurrence of an Event.

22.1.5	Necessary Documentation

Notwithstanding any other provision of these Articles, Abra Group Limited shall not be obligated to (1) issue any AGL Shares to any holder of Eligible Shares that has not delivered any documentation and information reasonably requested in good faith by Abra Group Limited or the Company in connection therewith or (2) pay any cash amount payable under this Article 22 if a holder of Eligible Shares in respect of which such cash payment is to be made has not delivered to Abra Group Limited payment instructions in respect of such payment and any other documentation and information reasonably requested in good faith by Abra Group Limited in connection therewith. Any notice provided to shareholders of the Company pursuant to this Article 22 may be provided electronically.

22.1.6	Merger Event

On and after the effective time of a Merger Event, the right of a holder of Eligible Shares to be issued AGL Shares pursuant to this Article 22 (or the right to be offered to be redeemed pursuant to Article 22.1.4 of these Articles) shall be converted, with effect from the effective time of such Merger Event, into the right to receive, or the right to be offered, as applicable, the equivalent amount and form of consideration that a holder of a number of AGL Shares equal to the number of Eligible Shares outstanding immediately prior to such Merger Event would have been entitled to receive pursuant to the terms of the Merger Event (the “Reference Property”, with each “unit of Reference Property” meaning the amount and form of Reference Property that a holder of one AGL Share is entitled to receive), in each case, subject to the provisions of this Article 22 and these Articles.

22.1.7	Adjustments

If, at any time following the date of these Articles, there is a change in the number or class of (i) issued and outstanding shares of the Company or (ii) issued and outstanding AGL Shares, or securities convertible or exchangeable into shares of the Company or AGL Shares, in each case, as a result of a reclassification or stock split (including reverse stock split), the Exchange Ratio shall be adjusted by Abra Group Limited in good faith, without duplication, to proportionally reflect any such change.

22.1.8	Fractional Shares

In lieu of issuing fractional shares of AGL pursuant to this Section 22, Abra may instead deliver to the holder of such shares of the Company who would otherwise have been entitled to receive a fraction of an AGL Share, cash (without interest) in an amount equal to the Fair Market Value of the fraction of an AGL Share that such holder would have otherwise been entitled to receive.

22.1.9	Amendments

Resolutions to amend this Article 22 of these Articles require the Required Approvals; provided that clause (iii) of the Required Approvals shall apply until such time as Entities that are not Abra Group Limited or Affiliates of Abra Group Limited do not own any of the issued and outstanding share capital of the Company.

PART VII. WINDING-UP AND LIQUIDATION

Article 23.  Winding-up and liquidation

The Company shall not be wound up due to the death, bankruptcy, incapacity or similar event affecting one or more of its shareholders.

The Company may be wound up pursuant to a resolution of the general meeting of shareholders, approved in accordance with the quorum and majority indicated in the Act.

If the Company is wound up, liquidation shall be carried out by one or more liquidators (which may be either natural persons or legal entities) appointed by the general meeting which shall also determine their powers and compensation.

After settling all outstanding debts and liabilities, including taxes and liquidation costs, the remaining proceeds, if any, shall be distributed amongst the shareholders.

If there is only one (1) shareholder, the Company can be wound up without liquidation in accordance with Article 480-1 of the Act and Article 1865bis (2) et seq of the Luxembourg Civil Code.

PART VIII. DUTCH AUCTION PROCEDURES

Article 24.  Dutch Auction

24.1.1	Dutch Auction Procedures

Subject to applicable law, the Company will conduct two Selling Shareholder Dutch Auctions (as defined below): (i) one within thirty (30) Business Days after the Company’s audited financial statements for the year ended December 31, 2025 are provided to shareholders of the Company, and (ii) one within thirty (30) Business Days after the Company’s audited financial statements for the year ended December 31, 2026 are provided to shareholders of the Company. Each Selling Shareholder Dutch Auction shall be conducted substantially in accordance with the procedures and terms set forth below:

●	In each Selling Shareholder Dutch Auction, the Company will send (or cause to be sent) a notice to its shareholders (other than any shareholder of the Company that holds solely Management Equity Incentive Plan Shares) (the “Dutch Auction Solicitation Notice”) inquiring whether:

o	any holder of less than or equal to zero point two percent (0.2%) of the Company’s issued and outstanding share capital as of the date of such notice desires to sell all or a portion of their shares in a Dutch auction (each, a “Selling Shareholder Dutch Auction”); and

o	any holder of more than one percent (1.0%) of the Company’s issued and outstanding share capital as of the date of such notice desires to purchase all or a portion of the shares offered in the Selling Shareholder Dutch Auction;

●	The Company shall have the right to delay each Selling Shareholder Dutch Auction to the extent that such Selling Shareholder Dutch Auction would (in the good faith judgment of the Board) (a) be reasonably likely to interfere with any material corporate transaction or (b) be materially detrimental to the Company, or to the extent that the Company has material non-public information that might affect an Entity’s decision to sell shares of the Company or an Entity’s decision to purchase shares of the Company; provided that each Selling Shareholder Dutch Auction shall not be delayed beyond seventy (70) Business Days after the Company’s audited financial statements for the year ended December 31, 2025 or December 31, 2026 are provided to shareholders of the Company, as applicable.

●	In order to participate in a Selling Shareholder Dutch Auction, each shareholder of the Company must respond to the Dutch Auction Solicitation Notice within twenty (20) Business Days indicating its interest in either selling or purchasing Company shares, as applicable. The Company will provide shareholders of the Company with an option to submit their responses electronically, and such responses shall include the following:

o	the number of Company shares that such shareholder desires to sell or purchase, as applicable;

o	the desired price (expressed in United States Dollars (USD) and rounded to the nearest one United States Dollars cent (USD 0.01)) for each share to be sold (the “Ask Price”) or purchased (the “Bid Price”), as applicable; and

o	an agreement by such shareholder to (i) release the Company with respect to such potential transaction and (ii) indemnify the Company for losses suffered by the Company as a result of such shareholder’s participation in connection with such potential transaction in an amount not to exceed the proceeds to be received or paid, as applicable, by such shareholder (except for losses caused by the Company’s gross negligence or wilful misconduct), in form and substance acceptable to the Company.

●	The Plan Value per Share will be included in Dutch Auction Solicitation Notice.

●	Upon the receipt of completed forms from each holder of Company shares and appropriate evidence of holdings thereof, the Company (or an agent on its behalf) will consider whether a sale of Company shares by any potential selling holder of the Company’s shares (each, a “Potential Seller”) can be made to any potential buying holder of the Company’s shares (each, a “Potential Buyer”) in accordance with the following principles:

o	(1) the Company (or its agent) will rank the Potential Sellers by Ask Price from highest price to lowest price.

o	(2) the Company (or its agent) will rank the Potential Buyers by Bid Price from highest price to lowest price. The Potential Buyer with the highest Bid Price is the “Highest Ranked Buyer.”

o	(3) the Company will match the Highest Ranked Buyer with each Potential Seller that has an Ask Price that is equal to or less than the Bid Price of such Highest Ranked Buyer until all of the bids of such Highest Ranked Buyer have been exhausted. The priority for the allocation of shares to be purchased by such Highest Ranked Buyer shall be based on the Ask Prices of the Potential Sellers, with higher Ask Prices receiving a higher priority (and, to the extent multiple Potential Sellers have the same Ask Price, allocated on a pro rata basis based on the number of shares that each such Potential Seller has indicated its desire to sell). The purchase price at which such Highest Ranked Buyer shall buy the shares from such Potential Sellers shall be the Ask Price of the Potential Seller that is given the top priority.

o	(4) If following the application of step 3 above there are any Potential Sellers that have not sold all of the shares that they have indicated they are willing to sell, then the Potential Buyer that is ranked next to the Highest Ranked Buyer shall become the new Highest Ranked Buyer, and the Company will repeat step 3 above accordingly.

●	For the avoidance of doubt, the Company’s role in such process is limited to the transmission of information between the Potential Sellers and the Potential Buyers, and any transactions shall be entered into by such buyer and seller without any liability of the Company.

●	Each holder of Company shares that offers to sell or purchase the Company’s shares pursuant to the foregoing procedures shall agree to (i) release the Company with respect to such transaction and (ii) indemnify the Company for losses suffered by the Company as a result of such shareholder’s participation in connection with such potential transaction in an amount not to exceed the proceeds to be received or paid, as applicable, by such shareholder (except for losses caused by the Company’s gross negligence or wilful misconduct), and to provide customary and reasonable documents to the Company or its agents upon request.

●	For the avoidance of doubt, the Company shall have no further obligation to conduct any Selling Shareholder Dutch Auctions upon the earliest to occur of (i) an Insolvency Event, (ii) a Qualified Listing Event, or (iii) the listing of the shares of the Company on an Investment Exchange.

24.1.2	Amendments

Resolutions to amend this Article 24 of these Articles require the Required Approvals; provided that clause (iii) of the Required Approvals shall apply until such time as Entities that are not Abra Group Limited or Affiliates of Abra Group Limited do not own any of the issued and outstanding share capital of the Company.

PART IX. APPLICABLE LAW AND DEFINITIONS

Article 25.  Applicable law

All matters not governed by these Articles shall be settled in accordance with the applicable law and any agreement that may be entered into by the shareholders and the Company from time to time, supplementing certain provisions of these Articles.

Article 26.  Definitions

The following terms, as used in these Articles, shall have the meaning set out below:

Abra: means, collectively, Abra Group Limited, Abra Global Finance, Abra Kingsland LLP, and Abra Mobi LLP (and their respective successors);

Abra Global Finance: means Abra Global Finance, an Affiliate of Abra Group Limited and an exempted company with limited liability incorporated under the laws of the Cayman Islands with registration number 395290;

Act: the Luxembourg Act of 10 August 1915 on commercial companies, as amended from time to time;

Adjusted Specified Value: has the meaning set forth in the Plan;

Affiliate: means, with respect to any specified Entity, any other Entity directly or indirectly controlling or controlled by or under direct or indirect common control with such Entity. For purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by,” and “under common control with”), as used with respect to any Entity, shall mean the possession, directly or indirectly, of the right or power to direct or cause the direction of the management or policies of such Entity, whether through the ownership of voting securities, by agreement, or otherwise;

Articles: means these articles of association of the Company;

Ask Price: see the definition in Article 24 of these Articles;

Bankruptcy Code: has the meaning assigned to it in the definition of Plan in Article 26 these Articles;

Bid Price: see the definition in Article 24 of these Articles;

Board: see the definition in Article 8 of these Articles;

Business Day: means any day other than a Legal Holiday;

Chair: see the definition in Article 9.2.1 of these Articles;

Committee: has the meaning set forth in the Plan;

Company: see the definition in Article 1 of these Articles;

Confirmation Order: means the Order (I) Confirming the Fifth Modified Third Amended Joint Chapter 11 Plan of Reorganization of GOL Linhas Aéreas Inteligentes S.A. and its Affiliated Debtors and (II) Granting Related Relief, Docket No. 1646;

Debtors: has the meaning set forth in the Plan;

Director(s): see the definition in Article 8 of these Articles;

Disputed Claims Reserve: has the meaning set forth in the Plan;

DTC: see the definition in Article 6.4 of these Articles;

Dutch Auction Solicitation Notice: see the definition in Article 24 of these Articles;

Entity: has the meaning set forth in section 101(15) of the Bankruptcy Code;

Exit Notes Indenture: means that certain indenture, dated as of 6 June 2025, as may have been amended, restated, amended and restated, supplemented, waived, or otherwise modified from time to time, among GOL Finance, as issuer, the Company, as parent and guarantor, GOL Linhas Aéreas Inteligentes S.A., as guarantor, and Wilmington Savings Fund Society, FSB, as trustee, registrar, transfer agent, paying agent, and collateral agent under the Exit Notes (as defined in the Plan);

Family Member: means, in relation to a natural person, such person’s spouse or civil partner (provided they are not estranged or legally separated) and/or any one or more of his children (including step children) who are at least 18 years of age.

Financial Indebtedness: means, with respect to any person, the outstanding principal amount of, including any related accrued or outstanding interest, of all (a) indebtedness for borrowed money of such person or indebtedness issued by such person in substitution or exchange for borrowed money, (b) indebtedness evidenced by any note, bond, debenture or other debt security, in each case, as of such time of such person, taking into account the face value of any convertible securities, (c) that portion of the obligations with respect to finance leases in accordance with IFRS, (d) the net settlement value of all interest rate or currency swaps, collars, caps, and similar hedging obligations or other derivative agreements, including equity derivatives structured as “capped calls” and (e) all reimbursement or other obligations with respect to letters of credit, bank guarantees, bankers acceptances or similar instruments, in each case, solely to the extent drawn;

General Unsecured Claims: has the meaning set forth in the Plan;

General Unsecured Claim Observer: has the meaning set forth in the Confirmation Order;

Go-Public Transaction: means an initial public offering or direct listing of the shares or equity securities of the Company on any equity exchange or similar trading platform (or any other transaction, including a business combination with a special purpose acquisition company, that results in the Company or any of its subsidiaries becoming a publicly traded entity);

GUC Distribution Amount: see the definition in Article 5.3 of these Articles;

Highest Ranked Buyer: see the definition in Article 24 of these Articles;

Legal Holiday: means a Saturday, a Sunday or a day on which banking institutions in New York City, United States of America; the Grand Duchy of Luxembourg; São Paulo, Brazil; Rio de Janeiro, Brazil or at a place of payment are authorized by law, regulation or executive order to remain closed. If a payment date is a Legal Holiday at a place of payment, payment may be made at that place on the next succeeding day that is not a Legal Holiday, and no interest shall accrue on such payment for the intervening period;

Management Equity Incentive Plan Shares: means any shares of the Company issued pursuant to a management equity incentive plan of the Company;

Non-Material Subsidiary: means any direct or indirect subsidiary of the Company the revenues, assets or liabilities of which constitute less than 3.5% of the aggregate consolidated gross revenues, assets or liabilities, as applicable, of the Company for the immediately preceding financial year;

Officer: means the Chairman of the Board (if an executive), Chief Executive Officer, the Chief Financial Officer, the President, the Chief Operating Officer, General Counsel, Chief Accounting Officer, the Treasurer, the Controller, any Vice President, any director or any Secretary of the Company or any other authorized signatory if authorized by resolution of the Board of Directors of the Company;

Person or persons: means an individual, a partnership (general or limited), limited liability company, corporation, joint venture, business trust, cooperative, association, or other form of business organization, whether or not regarded as a legal entity under applicable law, a trust (inter vivos or testamentary), an estate of a deceased, insane, or incompetent person, a quasigovernmental entity, a government or any agency, authority, political subdivision, or other instrumentality thereof, or any other entity;

Plan: means that certain Fifth Modified Third Amended Joint Chapter 11 Plan of Reorganization of GOL Linhas Aéreas Inteligentes S.A. and its Affiliated Debtors Docket No. 1643, approved by the bankruptcy court on May 21, 2025 and effective as of June 6, 2025 (the “Plan Effective Date”), established pursuant to section 1121(a) of title 11 of the United States Code (the “Bankruptcy Code”);

Plan Value per Share: means USD $0.010896;

Potential Buyer: see the definition in Article 24 of these Articles;

Potential Seller: see the definition in Article 24 of these Articles;

Related Party: means (a) each shareholder and its respective Affiliates; (b) each director, officer or employee of each shareholder and its respective Affiliates; (c) each director, officer or employee of the Company; or (d) each Family Member of each person in items (b) or (c) above.

Required Approvals: see the definition in 6.4 of these Articles;

Reserved Matters: means each of the following actions:

1.	purchasing or redeeming or paying any dividend or making any distribution on any shares of the Company other than (a) on a pro rata basis from or to all shareholders, or (b) repurchases of shares of the Company from former employees, officers, directors, consultants or other persons who performed services for the Company in connection with the cessation of such employment or service, provided, that such repurchases have been approved by the Board or equivalent body of the Company;

2.	except with respect to a Non-Material Subsidiary: (a) seeking the appointment or intended appointment of an administrator, liquidator, provisional liquidator, receiver, trustee, custodian, conservator or official manager or other similar official for it or for all or substantially all of its assets or inviting any person to appoint such person to it or substantially all of its assets; (b) making a general assignment, arrangement or composition with or for the benefit of its creditors; (c) making a proposal for a voluntary arrangement under section 1 of the Insolvency Act 1986 (or equivalent from other jurisdictions), or making a proposal for a compromise or arrangement under Part 26 or Part 26A of the Companies Act 2006 (or equivalent from other jurisdictions); (d) taking any step towards its dissolution or strike-off; (e) doing or causing any event with respect to it or substantially all of its assets which, under the applicable laws of any jurisdiction, has similar or analogous effect to the matters described in paragraphs (a) to (d) above; or (f) taking any action in furtherance of, or indicating its consent to, approval or, or acquiescence in, a secured party taking possession of all or substantially all its assets or having a distress, execution, attachment, sequestration or other legal process levied, enforced or sued on or against all or substantially all of its assets;

3.	unless required by applicable law or a change in IFRS, making any material change to (a) its accounting methods, (b) tax elections which materially affect the shareholders, (c) its taxable status or (d) its tax domicile or residence;

4.	any allotment or issue of new shares or other equity securities, or any securities or rights convertible into or exercisable or exchangeable for shares or other equity securities (or which are convertible into or exercisable or exchangeable for any security which is, in turn, convertible into or exercisable or exchangeable for shares or other equity securities), except (a) pursuant to the Plan, or (b) to an Affiliate;

5.	creating any additional series or class of shares or other equity securities, or reclassifying, amending or altering the existing shares or equity securities, in each case, other than (a) pursuant to the Plan, or (b) intercompany transactions between the Company and Affiliates;

6.	entering into any contract that would restrict the ability of the shareholders (acting individually or collectively) to transfer any shares of the Company held by them;

7.	disposing of all or substantially all of the Company’s assets or equity securities pursuant to a reorganisation, merger, scheme of arrangement, equity sale or similar transaction, except any transaction that has received the requisite approvals pursuant to the Plan;

8.	acquiring or investing in any person or business (whether by asset or equity purchase, merger, consolidation, amalgamation or otherwise) that holds, directly or indirectly, any interest in, or directly or indirectly operates, any airline, or otherwise where the consideration for the acquisition and any Financial Indebtedness or other assumed actual or contingent liability, together with the amount of any investment in any joint venture, exceeds one hundred million United States Dollars (USD 100,000,000) or its equivalent, except as provided for in the Plan;

9.	the transfer, sale, pledge, mortgage or other disposition of assets of the Company, outside of the ordinary course of business, that are in aggregate in excess of one hundred million United States Dollars (USD 100,000,000) or its equivalent, (a) except as expressly provided for in the Plan, or (b) for intercompany transactions between the Company and Affiliates;

10.	any Go-Public Transaction;

11.	entering into any transaction between the Company, on the one hand, and any Related Party, on the other hand, except (a) transactions or series of transactions which have an aggregate value of less than USD 500,000, (b) transactions in connection with subscription or pre-emptive rights exercised in accordance with these Articles, or (c) transactions related to the appointment, removal, service, indemnification, expense reimbursement and other rights of directors exercised in accordance with these Articles; or

12.	entering into any agreement or other binding obligation to do any of the actions detailed in items 1 through 11 above;

Reserved Shares: has the meaning set forth in the Plan;

Secretary: see the definition in Article 9.2.1 of these Articles;

Securities Act: see the definition in Article 6.4 of these Articles;

Selling Shareholder Dutch Auction: see the definition in Article 24 of these Articles;

Smiles General Unsecured Claims: has the meaning set forth in the Plan;

Specified Value: has the meaning set forth in the Plan, which the Debtors, Abra and the Committee agree is equal to USD 1,305,475,490;

Strategic Investor: means an Entity (other than a venture capital, private equity or other investment fund), or an Affiliate thereof, that derives the majority of its revenues from the aviation industry, as determined in good faith by the Board;

Subsidiary or subsidiary: means, in respect of any specified person, any corporation, association, partnership or other business entity of which more than 50% of the total voting power of shares of capital stock or other interests (including partnership interests) entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such person;

Transaction Documents: means these Articles, the constitutional documents of any direct or indirect subsidiary undertaking of the Company, and, in each case, all documents referred to therein; and

UCC Director: means the Director that the Committee is entitled to appoint pursuant to the Plan.